Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

DISTRIBUTION AGREEMENT

by and among

PLC SYSTEMS INC.,

PLC MEDICAL SYSTEMS, INC.

and

EDWARDS LIFESCIENCES LLC

dated

February 24, 2004

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT, dated as of February 24, 2004 this (“Agreement”), by and among Edwards Lifesciences LLC, a Delaware limited liability company (“Edwards”), PLC Systems Inc., a Yukon Territory corporation (“PLC Parent”), and PLC Medical Systems, Inc., a Delaware corporation (“PLC”), which is a wholly owned subsidiary of PLC Parent.

WHEREAS, PLC will develop and manufacture Surgical Products pursuant to the Contribution, Development and Manufacturing Agreement (the “CD&M Agreement”), by and among Edwards, PLC Parent and PLC, dated as of February 24, 2004, and desires that the sale and use of Surgical Products be promoted by Edwards in the Territory.

WHEREAS, Edwards is a company in the medical devices field with experience and expertise in the commercialization and distribution of medical devices;

WHEREAS, PLC desires to engage Edwards to purchase, resell and distribute Surgical Products in the Territory; and

WHEREAS, Edwards desires to obtain rights to purchase, resell and distribute Surgical Products in the Territory;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
Definitions

As used in this Agreement, defined terms not otherwise defined herein shall have the meanings ascribed to them in the CD&M Agreement.  Further, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the recitals.

“Average Sales Price” shall have the meaning set forth in Section 7.1(d).

“CD&M Agreement” shall have the meaning set forth in the recitals.

“Damages” shall have the meaning set forth in Section 9.2.

“Direct Disposable Cost of Goods Sold” shall have the meaning set forth in Section 7.1(b).

“Direct Disposable Materials Cost” shall have the meaning set forth in Section 7.1(b).

“Direct Disposable Labor Cost” shall have meaning set forth in Section 7.1(b).

“Direct Laser Costs” shall have the meaning set forth Section 7.3(c).

“Direct Laser Materials” shall have the meaning set forth in Section 7.3(c).

“Direct Laser Labor” shall have the meaning set forth in Section 7.3(c).

“Disposable Margin Share” shall have the meaning set forth in Section 7.1(c).

“Disposable Product Margin” shall have the meaning set forth in Section 7.1(c).

“Disposable Product” shall mean a finished Surgical Product that is not a Laser Power Source.

“Disposable Transfer Price” shall have the meaning set forth in Section 7.1(a).

“Disposable Warranty Period” shall have the meaning set forth in Section 4.2(a).

“Dispute” shall have the meaning set forth in Section 11.4.

“Edwards” shall have the meaning set forth in the recitals.

“Edwards Facility” shall have the meaning set forth in Section 7.5.

“Edwards Margin Factor” shall have the meaning set forth in Section 7.2(a)(ii).

“Edwards’ Representative” shall have the meaning set forth in Section 7.2(d).

“Effective Date” shall have the meaning set forth in Section 8.1.

“Escalation Notice” shall have the meaning set forth in Section 11.4.

“Firm Forecast” shall have the meaning set forth in Section 6.1.

“Force Majeure Event” shall have the meaning set forth in Section 11.16.

“Forecast” shall have the meaning set forth in Section 6.1.

“Indemnified Party” shall have the meaning set forth in Section 9.4.

“Indemnifying Party” shall have the meaning set forth in Section 9.4.

“Laser Power Source” shall mean a medical laser power source and the associated control system (including all necessary hardware and software) for tissue ablation in the Field of Use.

“Laser System” shall mean a Laser Power Source and a Disposable Product designed to function together as a system for treating atrial fibrillation and/or atrial flutter.

“Laser Transfer Price” shall have the meaning set forth in Section 7.3.

“Laser Warranty Period” shall have the meaning set forth in Section 4.2(a).

“Materials Inventory” shall have the meaning set forth in Section 7.2(e).

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, incorporated organization, government or agency or political subdivision thereof, or other entity.

“PLC” shall have the meaning set forth in the recitals.

“PLC Parent” shall have the meaning set forth in the recitals.

“PLC License” shall have the meaning set forth in Section 6.3.

“PLC Margin Factor” shall have the meaning set forth in Section 7.2(a)(iii).

“PLC’s Representative” shall have the meaning set forth in Section 7.2(d).

“PLC Surgical Products Intellectual Property” shall have the meaning set forth in Section 6.3.

“Supply Breach” shall have the meaning set forth in Section 6.4(a).

“Transfer Price Documents” shall have the meaning set forth in Section 7.2(d).

ARTICLE II
Appointment

Section 2.1.            Appointment.  Subject to the terms and conditions contained in this Agreement, PLC hereby appoints Edwards as PLC’s exclusive independent distributor of Surgical Products in the Territory.  Edwards may appoint a secondary or sub-distributor to sell Surgical Products without PLC’s prior written consent.

Section 2.2.            Competition.  With respect to competitive Surgical Products in the Field Of Use, before Edwards Parent or any of its Subsidiaries offers for sale or sells items in the Field of Use that are directly competitive with Surgical Products, Edwards shall offer such items to PLC for manufacture under the CD&M Agreement on the same terms and conditions as apply to Surgical Products by written notice to PLC.  If PLC does not accept such offer in writing within sixty (60) days of receipt of such written notice, Edwards shall be free to manufacture and sell these items without limitation provided that neither Edwards Parent nor any of its Subsidiaries shall offer to any third party the right to manufacture such items on terms more favorable to such third party than those offered to PLC without first offering to PLC the right to manufacture such items on such more favorable terms.  For purposes of clarification, Products that are not used to ablate tissue shall not be deemed to be competitive with Surgical Products.

ARTICLE III
Obligations of Distributor

Section 3.1.            General Obligations of Edwards.  Edwards shall use commercially reasonable efforts to distribute and sell Surgical Products in the Territory including, without limitation, commercially reasonable efforts to do the following:

(a)           Promote the sale and use of Surgical Products in the Territory;

(b)           Provide customer service, including responding to customer inquiries and requests for quotes on Product pricing; and

(c)           Provide invoices to customers and manage accounts receivable and collection responsibilities for sales by Edwards of Surgical Products.  Edwards shall be responsible for any uncollectable sales of Surgical Products to third parties.

(d)           Provide all marketing, sales, training and education collateral material.

(e)           Provide all installation, in-service training, in-service education and customer training.

(f)            Edwards shall manage the warranty service relationships with the customers.

Section 3.2.            Costs and Expenses.  Edwards shall bear all the costs and expenses associated with its obligations set forth in this Agreement.

ARTICLE IV
Obligations of PLC

Section 4.1.            Labeling of Surgical Products.  PLC shall and PLC Parent shall cause PLC to provide and to assume regulatory responsibility for all finished Surgical Product-related labeling such that it complies with all applicable laws and regulations in the United States and the European Union during the term of this Agreement.  All labeling for Surgical Products shall include the statement “Distributed by Edwards Lifesciences LLC, Manufactured by PLC Medical Systems, Inc” or, if applicable, a similar statement reflecting the appropriate Edwards entity in a given jurisdiction.  For all countries of the Territory excluding the United States and the countries of the European Union, Edwards shall provide camera-ready labels in compliance with all regulatory requirements related to such labeling for Surgical Products to be sold in such countries to PLC, which shall be affixed to Surgical Products by PLC.  PLC shall label, as appropriate and in accordance with applicable laws and regulations, Surgical Products to be sold in the United States or in any country of the European Union.

Section 4.2.            Manufacturer’s Warranty.  PLC shall, and PLC Parent shall cause PLC to, provide the manufacturer’s warranty described in this Section 4.2 to Edwards on all Laser Power Sources for a period (the “Laser Warranty Period”) consisting of the earlier of (i) twelve (12) months from the date of delivery of the Surgical Products by Edwards to its customer, or (ii) fifteen (15) months from the date of shipment from PLC to Edwards of such Laser Power Sources.  Such Laser Power Sources must be delivered to PLC for repair or replacement for this warranty to be valid and enforceable.

(a)           PLC shall, and PLC Parent shall cause PLC to, provide the manufacturer’s warranty described in this Section 4.2 on all Disposable Products for a period of time equal to the shelf life as reasonably determined by the Steering Committee, taking into account appropriate tests for determining shelf life, provided, however, that such shelf life shall be at least one year (the “Disposable Warranty Period”).  Such Disposable Products must be delivered to PLC for repair or replacement for this warranty to be valid and enforceable.

(b)           Subject to the restrictions in (d) below, PLC warrants to Edwards that all Surgical Products shall be free from defects in materials and workmanship under normal use and service during the Laser Warranty Period or the Disposable Warranty Period, as applicable.  PLC shall repair or replace such defective Surgical Products at its reasonable option during the Laser Warranty Period or the Disposable Warranty Period, as applicable, at its own cost and expense.  PLC shall pay all costs associated with shipping and transportation of the defective part or Surgical Product if said defect appears during the Laser Warranty Period or the Disposable Warranty Period, as applicable.  Notwithstanding the previous sentence PLC shall not be responsible for any shipping and transportation costs for any parts or Surgical Products that are not covered by the manufacturer’s warranty described in this Section 4.2, and Edwards shall pay, or reimburse PLC for, all such shipping and transportation costs.  For any product failure that appears after the expiration of the Laser Warranty Period or the Disposable Warranty Period, as applicable, Edwards shall pay PLC for all usual and reasonable charges of PLC to repair such product failure including any shipping and transportation costs, if Edwards elects to have such product failure repaired by PLC.

(c)           The warranties described in Section 4.2(a)-(c) shall not cover failure due to negligence, accident, deliberate abuse, misuse, nor improper storage, installation and/or maintenance, nor components supplied by Edwards.  Any use of a Surgical Product inconsistent with such Surgical Product’s operating instructions and any modifications made to such Surgical Product shall void such warranty in its entirety.  Such warranty does not cover any Surgical Product which has been altered, serviced, repaired or changed in any manner whatsoever by anyone other than PLC, or an authorized service representative of PLC, provided, however, that such warranty shall not be voided by proper installation of Surgical Products.

Section 4.3.            Insurance.  (a)      Set forth on Schedule 4.3(a) is a copy of PLC’s product liability insurance policy which is in full force and effect.  PLC shall and PLC Parent shall cause PLC to obtain and keep in force during the term of this Agreement product liability insurance coverage in an amount not less than $10,000,000, and from an insurer rated A- or better by A.M. Best Company and in a form reasonably acceptable to Edwards.  During the term of this Agreement and for a period of [**] following the expiration or termination of this Agreement, such insurance coverage shall evidence Edwards and all of its Affiliates that sell Surgical Products manufactured by PLC as additional insured entities and shall provide for written notification to Edwards by the insurer not less than 30 days prior to cancellation, expiration or modification.  PLC shall and PLC Parent shall cause PLC to provide a certificate of insurance evidencing compliance with this Section 4.3(a) to Edwards within 30 days of the date hereof.

(b)           Set forth on Schedule 4.3(b) is a copy of a certificate of insurance evidencing that Edwards currently has product liability insurance coverage in an amount not less than $10,000,000, and from an insurer rated A- or better by A.M. Best Company.  Edwards shall maintain product liability insurance in an amount not less than $10,000,000 and from an insurer rated A- or better by A.M. Best Company during the term of this Agreement.  During the term of this Agreement and for a period of [**] following expiration or termination of this Agreement, such insurance coverage shall evidence PLC and all of its Affiliates that manufacture Surgical Products as additional insured entities and shall provide for written notification to PLC by the insurer not less than 30 days prior to cancellation, expiration or modification.  Edwards shall provide PLC with a certificate of insurance evidencing compliance with this Section 4.3(b) within 30 days of the date hereof.

Section 4.4.            Production of User Manuals.  PLC shall produce all user manuals provided, however, that Edwards shall provide, at no cost to PLC, translation of user interface manuals and end-user interface menus that are not in English.

Section 4.5.            Costs and Expenses.  PLC shall and PLC Parent shall cause PLC to bear all the costs and expenses associated with PLC’s obligations set forth in this Agreement.

ARTICLE V
Sales and Marketing

Section 5.1.            Sales & Marketing.  Edwards shall be responsible, in its sole discretion, for all sales and marketing activities; including, without limitation, the preparation and implementation of all sales and marketing plans and the preparation of all sales literature and marketing materials.

ARTICLE VI
Purchase Arrangements

Section 6.1.            Purchaser Orders; Product Quantities.  Edwards shall provide an updated twelve (12) month forecast (the “Forecast”) for Surgical Products on or before the first day of the month preceding each calendar quarter.  The Forecast is non-binding and will be used for planning purposes only, except for the first two (2) quarters within each Forecast (the “Firm Forecast”).  The Forecast for the first quarter within the Firm Forecast cannot be changed and the forecast for the second quarter within the Firm Forecast cannot be decreased by more than [**] percent ([**]%) when such forecasted amount for the second quarter rolls forward and becomes the forecasted amount for the first quarter.  Edwards shall be obligated to purchase, and shall submit a purchase order to purchase not less than [**] percent ([**]%) of the quantities of Surgical Products as specified for the first quarter of the most recent Firm Forecast.  Subject to the foregoing, Edwards shall determine in its sole discretion the quantity of Surgical Products it shall forecast and purchase and there shall be no minimum purchase requirements for any Surgical Products.  To the extent that the terms of any purchase order and the terms of this Agreement conflict, the terms of this Agreement shall control.

Section 6.2.            Placement of Orders.  All orders for Surgical Products submitted by Edwards shall be initiated by written purchase orders sent to PLC no later than the first day of the month preceding each calendar quarter, which purchase orders shall specify the desired delivery date (which shall not be later than 10 days before the end of a calendar quarter) and the Edwards Facility as the location for delivery in accordance with Section 7.5.  Quarterly purchase orders submitted to PLC by Edwards will indicate the quantity of Surgical Products to be delivered for each month of the quarter, provided, however, the quantity for any individual month shall in no case be less than [**]% of the total to be delivered for the entire quarter.  There shall be no upper limit on the quantity of Surgical Products Edwards may order in a quarter, provided, however, PLC will have no liability under this Agreement for failure to deliver, in a timely manner, any amount of Product in excess of [**]% of the quantity most recently forecasted pursuant to Section 6.1 for the quarter.  PLC shall use commercially reasonable efforts to deliver Surgical Products on the agreed upon delivery dates set forth in accepted purchase orders, but, in any event, shall make all deliveries within ten days of the agreed upon delivery dates set forth in accepted purchase orders.

Section 6.3.            PLC License.  Subject to the restrictions set forth herein and only upon the occurrence of a Supply Breach as described in Section 6.4 or pursuant to Section 2.5 of the CD&M Agreement, PLC grants to Edwards and its Affiliates a non-exclusive license (the “PLC License”), in the Territory, to all intellectual property owned or licensed to PLC, to the extent sublicensable, that PLC uses to develop, make or have made the Surgical Products for Edwards, including, without limitation, the right to use PLC’s manufacturing methods to manufacture Surgical Products (including all necessary trade secrets, technical know-how and other intellectual property of PLC) (collectively, the “PLC Surgical Products Intellectual Property”) to make, have made, import, sell, market, or offer for sale, Surgical Products listed on

Schedules 1.1 or 1.2 of the CD&M Agreement (including any Surgical Products offered by Edwards and accepted by PLC pursuant to Section 2.2 of this Agreement) that but for the license granted in this Section 6.3 would infringe or misappropriate PLC Intellectual Property.  Edwards covenants not to exercise the license granted under this Section 6.3 unless a Supply Breach by PLC occurs.

Section 6.4.            Failure to Supply.  (a)        In the event PLC (in each case, a “Supply Breach”):  (i) refuses (including a failure to respond in a reasonably timely matter to a written inquiry, excluding a purchase order) to timely supply either the Laser Power Source or the Disposable Product in accordance with a timely issued purchase order that conforms to all the applicable requirements of this Agreement or (ii) subject to the limits set forth in Section 6.1, fails twice in any twelve (12) month period to timely supply Edwards with at least [**] percent ([**]%) of the quantity of the Laser Power Source forecasted for the first calendar quarter of any rolling Forecast, or fails twice in any twelve (12) month period to timely supply Edwards with at least [**] percent ([**]%) of the quantity of the Disposable Product forecasted for the first calendar quarter of any rolling Forecast (provided that, in each case, Edwards orders at least [**] percent ([**]%) of such forecasted quantity), Edwards shall have the right to use the PLC License granted above under Section 6.3 and Edwards shall have the right to terminate its license to PLC under Section 2.3 of the CD&M Agreement.  Notwithstanding the foregoing, any Supply Breach under Section 6.4(b) above shall be excused if such failure to supply is the direct result of (i) the failure of Edwards to timely supply the necessary quantity of laser diodes, optics blocks or any other required Edwards supplied material to PLC within the specified lead times necessary for PLC to timely manufacture the quantity of product requested on Edwards purchase order; or (ii) the failure of another PLC supplier to supply an adequate quantity of materials for the Laser System through no fault of PLC, and where PLC has exercised commercially reasonable efforts to find an alternative source of supply for such materials.

(b)           In the event of (i) an uncured Supply Breach related to the Laser Power Source, Edwards may exercise the license granted pursuant to Section 6.3 with respect to all Surgical Products listed on Schedules 1.1 or 1.2 of the CD&M Agreement, and (ii) an uncured Supply Breach related to Disposable Products, Edwards may only exercise the license granted pursuant to Section 6.3 with respect to Disposable Products listed on Schedules 1.1 or 1.2 of the CD&M Agreement.  Following such exercise by Edwards, PLC shall no longer be obligated to advance the development of any Products.

Section 6.5.            Technology Escrow and Transfer.  PLC shall place the PLC Surgical Products Intellectual Property in a technology escrow arrangement with Iron Mountain.  The information placed in escrow by PLC shall include all trade secrets, know-how, and other intellectual property to allow Edwards to manufacture the Surgical Products (subject to Section 6.4(b)) in the manner manufactured by PLC immediately prior to Edwards exercise of the rights under the license granted under Section 6.3.  PLC shall refresh the escrow in a prompt and timely manner with any new innovations or know-how developed or acquired by PLC that relate to the Surgical Products.  Edwards shall have the right to periodically assess PLC’s compliance with

PLC’s obligations under this section.  All escrow fees shall be paid by PLC.  In the event of an escrow release due to an uncured Supply Breach or pursuant to Section 2.5 of the CD&M Agreement, (i) PLC shall provide Edwards with training in the use of the know-how and such other assistance as is reasonably required to enable Edwards to manufacture the Surgical Products in the manner manufactured by PLC immediately prior to the exercise of such rights by Edwards, and (ii) PLC shall transfer to Edwards at no cost to Edwards all (x) Contributed Assets that are still owned by PLC, and (y) all other movable assets used by PLC that are dedicated to manufacture the Surgical Products, in order to enable Edwards to manufacture the Surgical Products in the manner manufactured by PLC immediately prior to the exercise of such rights by Edwards.

ARTICLE VII
Pricing, Shipping, Payment

Section 7.1.            Determination of Disposable Transfer Price.  Edwards shall purchase the Disposable Products from PLC at the “Disposable Transfer Price”, as determined below.

(a)           The “Disposable Transfer Price” shall be the sum of the “Direct Disposable Cost of Goods Sold” and PLC’s “Disposable Margin Share,” each as determined below.

(b)           The “Direct Disposable Cost of Goods Sold” is the sum of PLC’s “Direct Disposable Materials Cost” and PLC’s “Direct Disposable Labor Cost.”  “Direct Disposable Materials Cost” shall mean the direct cost of the materials used in a Disposable Product, including reasonable scrap, but excluding spoilage and excess and obsolete charges.  PLC’s “Direct Disposable Labor Cost” shall mean the assembler manufacturing time for such product multiplied by the assembler hourly wage rate (including fringe and benefits).

(c)           PLC’s “Disposable Margin Share” shall be the PLC Margin Factor multiplied by the “Disposable Product Margin.”  The “Disposable Product Margin” shall be the “Average Sales Price” as defined below for the Disposable Product less the Direct Disposable Cost of Goods Sold.

(d)           “Average Sales Price” shall mean the average of the actual sales price for each Disposable Product (other than Transition Products) sold by Edwards or its Affiliates to an unaffiliated third party during a calendar month, net of any royalty paid to any third party.  For conversion of foreign currency to U.S. dollars with respect to sales of Disposable products in a foreign currency, the conversion method and rate shall be the conversion method and rate used by Edwards to convert the applicable sales into U.S. dollars for purposes of the preparation of Edwards’s financial statements, such conversion to be calculated in accordance with generally accepted accounting principles in the United States, applied consistently.

(e)           If Edwards or any of its Affiliates sells Disposable Products to a customer, together with other Products that are not Surgical Products manufactured by PLC, in one unified sale, then any discounts given to such customer for such Disposable Products or such other Products shall not be applied in a manner that discriminates against PLC, taking into account the fair value of such Disposable Products.  In the event such discrimination takes place, the Average Sales Price shall be appropriately adjusted to reflect the sale of Disposable Products at their fair value.

(f)            Within 15 days after the end of each calendar quarter Edwards shall provide to PLC a written report showing, for such quarter:  (i) Edwards’ sales of Surgical Products, (ii) the names of the customers; (iii) the dates of shipment of Surgical Products, (iv) serial numbers for Laser Power Sources that have been sold, and (v) Edward’s inventory of Surgical Products at the end of such quarter.

Section 7.2.            Procedures for Determination of Disposable Transfer Price.  (a)              For the first calendar quarter of sales of the Disposable Products, Edwards shall purchase Disposable Products at an estimated Disposable Transfer Price of $[**] for the Encircle Disposable Product and at an estimated Disposable Transfer Price of $[**] for the Endocardial Disposable Product (as each such product is defined on Schedule 1.1 of the CD&M Agreement).  Within 20 days following the end of such period, Edwards and PLC shall determine the actual Disposable Transfer Price for such products and shall adjust the transfer price paid for such products during such period to reflect the actual transfer prices for these Disposable Products.

To determine the actual Disposable Transfer Price, Edwards and PLC shall take the following steps:

(i)            Determine the actual Average Selling Price, the actual Direct Disposable Cost of Goods Sold, and the actual Disposable Product Margin for such period.

(ii)           Multiply the actual Average Selling Price for each such Disposable Product by [**]% and then divide this amount by the actual Disposable Product Margin to determine the “Edwards Margin Factor.”

(iii)          Subtract the Edwards Margin Factor from 1 to determine the “PLC Margin Factor.”

(iv)          Multiply the actual Disposable Product Margin by the PLC Margin Factor to determine PLC’s Disposable Margin Share for such product for such period.

(v)           Add PLC’s Disposable Margin Share to the Direct Disposable Cost of Goods Sold to obtain the Disposable Transfer Price for such completed quarter.

(vi)          Once determined by steps (i) – (v), Edwards Margin Factor and PLC Margin Factor shall remain unchanged.

Schedule 7.2(a)(i) sets forth an example of the procedures for the determination of the Disposable Transfer Price.  An additional example is set forth in Schedule 7.2(a)(ii) which shows how this calculation and the calculation in Section 7.1 will work going forward.

(b)           At the end of the first calendar quarter of sales of Disposable Products, the actual Direct Disposable Cost of Goods Sold and the actual Average Sales Price of the Disposable Product for such completed quarter shall be used to determine the Disposable Transfer Price for the next calendar quarter of sales of this product, taking into account the PLC Margin Factor and the Edwards Margin Factor already determined under Section 7.2(a), and continuing with this approach for each calendar quarter thereafter.

(c)           Edwards and PLC shall use all commercially reasonable efforts to establish the Disposable Transfer Price for each quarter no later than the end of the first month of each such quarter.

(d)           Each of Edwards and PLC shall keep full, true, and accurate books of account containing information necessary for the purpose of determining the Disposable Transfer Price and amounts payable to PLC hereunder (the “Transfer Price Documents”).  Upon 30-days prior written notice, such books and Transfer Price Documents shall be made available for inspection by an agent or representative of PLC (“PLC’s Representative”) and reasonably acceptable to Edwards, or an agent or representative of Edwards (“Edwards’ Representative”) and reasonably acceptable to PLC, as applicable, for the sole purpose of verifying the accuracy of the Transfer Price Documents and the amounts payable to PLC hereunder, and PLC’s Representative or Edwards’ Representative, as applicable, shall be entitled to inspect only such information as is reasonably necessary for such verification.  PLC’s Representative shall report to PLC only whether Edward has accurately determined the Disposable Transfer Price and amounts payable to PLC hereunder and, if not, the correct determination, and Edwards’ Representative shall report to Edwards only whether PLC has accurately determined the Direct Disposable Cost of Goods Sold and, if not, the correct determination.  Any such inspection shall take place during Edwards’ or PLC’s normal business hours, as applicable, at the place where such books and records are ordinarily maintained and shall be conducted in a manner reasonably calculated to minimize the disruption of Edwards’ business or PLC’s business, as applicable.  PLC and PLC’s Representative and Edwards and Edwards’ Representative shall keep any information obtained during such inspection confidential and, upon request of Edwards or PLC, PLC’s Representative or Edwards’ Representative, as applicable, shall enter into a written confidentiality agreement prior to commencing said inspection.  Such inspection may take place no more frequently than once in any calendar year, and shall be limited to the books and records necessary to verify the determination of the Disposable Transfer Price and amounts payable to PLC hereunder for no more than two calendar years prior to the date of the commencement of the inspection.  In the event PLC’s Representative concludes that additional amounts were owed to PLC with respect to any such period, PLC shall notify Edwards of such discrepancy, and in the event Edwards’ Representative concludes that PLC was paid more than it was owed, it shall notify PLC of such discrepancy.  If an agreement between the Parties is not reached within (30) days after such notice, then no later than ten (10) days after the expiration of such (30) thirty day period, at a mutually convenient time, PLC or PLC’s Representative shall meet or consult with Edwards and/or Edwards’ Representative to attempt to reconcile the difference between the calculations of the respective Representatives.  All fees charged and expenses incurred by PLC’s Representative or Edwards’ Representative, as applicable, in connection with any inspections, meetings, or consultations provided for herein shall be paid by the Party who retained such representatives. Any payments to be made to Edwards or PLC, as applicable, pursuant to this Section 7.2(d) shall be made promptly after agreement of the parties is reached.

(e)           Schedule 7.2(e) contains a list of raw material and other inventory items of Edwards (“Materials Inventory”) related to Surgical Products together with Edward’s actual direct material cost of such Materials Inventory, which Schedule shall be updated by Edwards at the end of the Transition Period.  PLC shall purchase such Materials Inventory remaining at the end of the Transition Period from Edwards on an as-needed first priority basis for use in the manufacture of Surgical Products, provided such Materials Inventory is appropriate and its condition is reasonably acceptable to PLC.  PLC shall pay for such Materials Inventory by crediting the Disposable Transfer Price (or, if applicable, the Laser Transfer Price) on an as-used basis in an amount equal to Edwards’s actual direct material cost of such Materials Inventory as set forth in Schedule 7.2(e).  All Materials Inventory remaining at the end of the Transition Period shall be delivered to PLC promptly following the completion of the Transition Period.

Section 7.3.            Laser Power Source.  Subject to any adjustment provided below, Edwards shall purchase the Laser Power Source from PLC for $[**] per unit (the “Laser Transfer Price”).  Edwards shall provide laser diodes and optics blocks to PLC for incorporation by PLC into each Laser Power Source.  These laser diodes and optics blocks shall be provided by Edwards to PLC at no cost to PLC.  The Laser Transfer Price shall adjust from time to time as follows:

(a)           If the cost per Laser Power Source of the laser diodes and optics blocks supplied by Edwards varies from the initial cost to Edwards of $[**], then the Laser Transfer Price shall be adjusted to take into account [**]% of the positive or negative variance from $[**].  If the variance from $[**]is a positive variance (i.e. the actual cost of the laser diodes and optics blocks are greater than $[**]), then [**]% of this positive variance shall be deducted from the Laser Transfer Price.  Conversely, if the variance from $[**]is a negative variance (i.e. the actual cost of the laser diodes and optics blocks are less than $[**]), then [**]% of this negative variance shall be added to the Laser Transfer Price.

(b)           If the “Direct Laser Costs” as defined below vary from $[**], then the Laser Transfer Price shall be adjusted to take into account [**]% of the positive or negative variance from $[**].  If the variance from $[**] is a positive variance (i.e. the actual Direct Laser Costs are greater than $[**]), then [**]% of this positive variance shall be added to the Laser Transfer Price.  Conversely, if the variance from $[**] is a negative variance (i.e. the actual Direct Laser Costs are less than $[**]), then [**]% of this negative variance shall be deducted from the Laser Transfer Price.

(c)           “Direct Laser Costs” shall mean the sum of “Direct Laser Materials” and “Direct Laser Labor.”  “Direct Laser Materials” is equal to the direct cost of the materials used in a Laser Power Source, excluding spoilage and excess and obsolete charges and the laser diodes and optics blocks supplied by Edwards.  “Direct Laser Labor” shall mean the assembler manufacturing time for the Laser Power Source multiplied by the assembler hourly wage rate plus fringe and benefits.

(d)           Within one hundred-twenty (120) days after the Effective Date, the Steering Committee shall approve the estimated initial cost of the Direct Laser Materials.  This estimate shall be prepared by Minnetronix, Inc. and shall only address the Direct Laser Materials.  If this cost estimate is greater than $[**], then each dollar of the positive variance from $[**] (i.e. the amount by which the estimated cost is greater than $[**]) shall be added to the Laser Transfer Price.  Conversely, if this cost estimate is less than $[**], then each dollar of this negative variance from $[**] (i.e. the amount by which the estimated cost is less than $[**]) shall be subtracted from the Laser Transfer Price.

(e)           At the end of the first calendar quarter of sales, the actual cost per Laser Power Source of the laser diodes and optics blocks supplied by Edwards shall be prepared by Edwards for such completed quarter, and shall be subject to review and approval by PLC, and following such approval shall be used to determine the Laser Transfer Price for the next calendar quarter of sales of this product, and continuing with this approach for each calendar thereafter.

(f)            At the end of the first calendar quarter of sales, the actual Direct Laser Costs shall be prepared by PLC for such completed quarter, and shall be subject to review and approval by Edwards, and following such approval shall be used to determine the Laser Transfer Price for the next calendar quarter of sales of this product, and continuing with this approach for each calendar quarter thereafter.

(g)           Edwards and PLC shall use all commercially reasonable efforts to establish the Laser Transfer Price for each quarter no later than the end of the first month of each such quarter.

(h)           Edwards and PLC shall afford to each other audit rights with respect to Laser Power Sources and the determination of the Laser Transfer Price substantially the same as the audit rights granted to Edwards and PLC with respect to Disposable Products and the determination of the Disposable Transfer Price in Section 7.2(d).

(i)            An example of the above described calculation is attached as Schedule 7.3(i).

Section 7.4.            Product Accessories.  PLC shall supply such customary product accessories, including, without limitation cables and an operation manual, for each Laser Power

Source that it supplies to Edwards.  The price for the product accessories is included in the Laser Power Source price set forth in Section 7.3.

Section 7.5.            Shipping.  PLC shall deliver Products directly to Edwards.  All prices for Surgical Products shall be F.O.B. to a single facility of Edwards located in the United States, as designated in writing by Edwards (“Edwards Facility”), which Edwards Facility may be changed to another facility in the United States by Edwards upon advance written notice to PLC.  The prices will not include any federal, state or local sales, use, excise or value added tax that may be applicable.  If PLC has the legal obligation to collect such taxes, the appropriate amount shall be added to Edwards’ invoice and paid by Edwards unless Edwards provides PLC with a valid tax exemption certificate authorized by the appropriate taxing authority.  PLC shall ship Surgical Products using the method of transportation reasonably determined by PLC.  In all cases, title, risk of loss and all responsibility for transportation, insurance and storage shall pass from PLC to Edwards upon transfer of finished Surgical Products from PLC to the Edwards Facility and after such transfer PLC shall promptly issue an invoice related thereto to Edwards.

Section 7.6.            Payment.  Full payment shall be made by Edwards to PLC within sixty (60) days from the invoice date which shall be the shipping date for Surgical Products to Edwards.  In the event Edwards fails to timely pay more than four (4) invoices in any twelve month period, then payment shall be due to PLC under this Section 7.6 within thirty (30) days from such invoice date.

ARTICLE VIII
Term and Termination

Section 8.1.            Term and Renewal.  This Agreement shall commence on the date hereof (the “Effective Date”) and be valid for as long as the CD&M Agreement is valid and in effect.

Section 8.2.            Immediate Termination.  This Agreement may be terminated by either Edwards or PLC immediately in the event (a) of any breach by the other Party of Section 4.3; (b) of any material breach by the other Party remaining uncured 60 days after written notice containing details of the breach has been delivered to the other Party; or (c) that the other Party shall file for protection from its creditors under any applicable Bankruptcy or insolvency laws, shall make an assignment for the benefit of creditors, or shall have a receiver appointed for its property.

Section 8.3.            Effect of Termination.  Upon expiration or early termination of this Agreement, the following shall immediately occur:

(a)           Within thirty (30) days of such expiration or early termination, PLC and PLC Parent shall return all Confidential Information of Edwards, and vice versa, in its possession or under its control (subject to any continuing licenses under the CD&M Agreement).

(b)           The CD&M Agreement shall terminate.

ARTICLE IX
Warranties and Indemnification

Section 9.1.            Warranties.  (a)    PLC warrants that it possesses good and marketable title to all Surgical Products sold to Edwards under this Agreement upon delivery to Edwards of such Surgical Products; (b) at the time of delivery, each Product conforms to its specifications and will operate according to the indications described in its labeling; (c) when available for sale in the Territory Surgical Products are or will be manufactured pursuant to the CD&M Agreement in conformity with all applicable FDA, UL and/or ETL rules and regulations and applicable laws of the Territory; (d) Surgical Products have or will have obtained FDA approval or clearance to market and sell Surgical Products when Surgical Products are available for sale in the Territory; and (e) it complies and will continue to comply with all applicable laws and regulations of the Territory with respect to Surgical Products provided that the foregoing representation, insofar as it relates to laws of countries outside the United States or the European Union, is conditioned on PLC’s receipt of accurate and complete information from Edwards pursuant to Section 4.1(a)(v) of the CD&M Agreement.  Edwards warrants that it complies and will continue to comply with all applicable laws and regulations of the Territory with respect to Surgical Products and the sale thereof.

(b)           EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR IN ANY OF THE TRANSACTION DOCUMENTS, PLC AND ITS THIRD PARTY LICENSORS AND SUPPLIERS EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS, GUARANTEES OR UNDERTAKINGS OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(c)           EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR IN ANY OF THE TRANSACTION DOCUMENTS, EDWARDS AND ITS THIRD PARTY LICENSORS AND SUPPLIERS EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS, CONDITIONS, GUARANTEES OR UNDERTAKINGS OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 9.2.            Indemnification by PLC.  PLC and PLC Parent shall indemnify and hold harmless Edwards, its officers, directors, shareholders, employees, parents, successors, Affiliates, assigns, in each case, from and against any and all costs or expenses (including, without limitation, reasonable attorneys’ fees, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, whether or not a party to such litigation), judgments, fines, losses, claims (whether or not meritorious) and damages (collectively, “Damages”), as incurred, to the extent they relate to, arise out of or are the result of (i) the manufacture by PLC of any Surgical Products (except to the extent attributable to components supplied by Edwards); (ii) the design of any Surgical Products or component of Surgical Products not developed exclusively by Edwards except to the extent designed and built in accordance with the specifications provided by Edwards; (iii) the failure of Surgical Products to satisfy any warranty made by PLC; (iv) PLC failing to perform any of its covenants and responsibilities under the Transaction Documents; and (v) PLC’s gross negligence, willful misconduct or fraud in the development, labeling, supply and manufacture of Surgical Products by PLC.

Section 9.3.            Indemnification by Edwards.  Edwards shall indemnify and hold harmless PLC, its officers, directors, shareholders, employees, parents, successors, Affiliates and assigns, in each case, from and against any and all Damages, as incurred, to the extent they relate to, arise out of or are the result of (i) the specifications of the Surgical Products provided by Edwards; (ii) the sale by Edwards of any Surgical Products except to the extent Edwards is indemnified by PLC (iii) Edwards failing to perform any of its covenants and responsibilities under the Transaction Documents and (iv) Edwards’ gross negligence, willful misconduct or fraud in the promotion and sale of Surgical Products by Edwards.

Section 9.4.            Indemnification Procedures.  The Party seeking indemnification (the “Indemnified Party”) pursuant to this Article IX shall promptly notify the indemnifying party (the “Indemnifying Party”), in writing, of such claim describing such claim in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.  In the event that such claim involves a claim by a third party against an Indemnified Party, the Indemnifying Party shall have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense thereof unless (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such counsel shall be borne by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article IX, including, but not limited to, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.  The remedies provided in this Article IX will not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

Section 9.5.            Limitations on Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES FOR ANY INCIDENTAL, PUNITIVE, SPECIAL, MULTIPLE OR INDIRECT OR CONSEQUENTIAL DAMAGES, HOWEVER CHARACTERIZED, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS OPPORTUNITIES, ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR ITS EARLY TERMINATION.  IRRESPECTIVE OF WHETHER SUCH LIABILITY IS ASSERTED IN TORT OR CONTRACT AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL REMEDIES OF THE PARTIES SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES.

ARTICLE X
Trademarks and Confidentiality

Section 10.1.          Trademarks.  Subject to PLC’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, Edwards shall have the right to indicate to the public that it is an authorized distributor of Surgical Products and, at Edwards’ election, to market and sell Surgical Products under any trademarks, service marks and trade names that PLC adopts from time to time.  Edwards shall state and confirm in all advertising and promotional literature that its use of PLC’s trademarks, service marks and trade names is pursuant to a license from PLC and shall identify PLC as the owner of such marks and names and any proprietary rights.  Edwards shall not alter, obscure or remove any trademarks, service marks or trade names of PLC which are contained on or in or affixed to Surgical Products at the time of shipment.  Edwards shall not use any trademarks, service marks or trade names of PLC in connection with any business conducted by Edwards other than dealing with Surgical Products in accordance with the terms of this Agreement.  Edwards agrees that its use of the trademarks, service marks and trade names of PLC shall not create in its favor any right, title or interest therein and acknowledges PLC’s exclusive right, title and interest thereto.  Edwards agrees that it will not use, without PLC’s prior written consent, any mark which is similar to or is likely to be confused with any trademarks, service marks or trade names of PLC.  In order to comply with PLC’s quality control standards, Edwards shall:  (i) not modify any of PLC’s trademarks, service marks or trade names in any way; (ii) use PLC’s trademarks, service marks or trade names in compliance with all applicable laws and regulations; and (iii) upon 30 days written notice, accord PLC the right to inspect during normal business hours, Edwards’ or its Affiliates facilities used in connection with efforts to promote and sell the Surgical Products in order to confirm that Edwards’ use of any of PLC’s trademarks, service marks or trade names is in compliance with this Section 10.1.  Edwards’ rights to use the trademarks, service marks and trade names of PLC as set forth in this Section 10.1 shall terminate upon termination or expiration of this Agreement.

Section 10.2.          Confidential Information.  In order to avoid disclosure of confidential and proprietary information to any other person, firm or corporation, the Parties agree that each will treat any such information which is received from one another in writing and clearly marked as “Confidential” or if disclosed orally, which is confirmed in writing as “Confidential” within thirty (30) days of initial disclosure, with the same degree of care that each employs with respect to its own information which it does not desire to have published or disseminated.  It is understood that each Party shall be liable for any unauthorized disclosure should it fail to safeguard the disclosed information with such care.  This obligation shall survive the termination or expiration of this Agreement.  The Parties shall not have any obligation with respect to such information which is:

(a)           independently developed by the receiving Party without the benefit of the disclosure or is already known to the receiving Party at the time of the disclosure;

(b)           publicly known or becomes publicly known without the wrongful act or breach of this Agreement by the receiving Party; or

(c)           rightfully received by the receiving Party from a third-party who is not under any obligation of confidentiality or trade secret obligation to the originating Party.

ARTICLE XI
MISCELLANEOUS

Section 11.1.          Relationship.  The relationship of Edwards and PLC established by this Agreement and the Transaction Documents is of independent contractors and not agents (except as set forth in Section 2.1), and nothing in this Agreement or any Transaction Document shall be construed:

(a)           To give PLC or PLC Parent the power to direct or control the daily activities of Edwards, or vice versa, beyond the obligations imposed on Edwards and PLC, respectively, by this Agreement;

(b)           To constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in joint undertaking; or

(c)           To allow either PLC or PLC Parent to create or assume any obligation on behalf of Edwards, or vice versa, for any purpose whatsoever.  The purchase, promotion, and resale of, or any other legal transactions concerning Surgical Products hereunder shall be carried out in the name of and for the account of Edwards as principal, and Edwards shall not enter into any agreement with third persons binding in any way on PLC or PLC Parent.

Section 11.2.          No Conflict.  Each Party represents and warrants to the other Parties that it is not subject to any contractual obligation or restraint which will materially interfere with its right and ability to perform pursuant to the terms of this Agreement.

Section 11.3.          Governing Law.  This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York, including, without limitation, Sections 5-1401, 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Section 11.4.          Escalation.  Edwards and PLC (and/or PLC Parent) will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to this Agreement (the “Dispute”) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement.  Either Party may give the other Party, written notice (the “Escalation Notice”) of any Dispute not resolved in the normal course of business.  Within 15 days after delivery of the Escalation Notice, the Party in receipt of the Escalation Notice shall submit to the other a written response.  The Escalation Notice and the response thereto shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within 30 days after delivery of the Escalation Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  The Parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this Section 11.4 for a period up to 60 days from the date of delivery of the Escalation Notice before resorting to other available remedies; provided, however, nothing contained in this Section 11.4 shall prevent any Party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to it or to others.  The use of the procedure set forth in this Section 11.4 will not be construed under the doctrine of laches, waiver or estoppel to affect adversely any Party’s right to assert any claim or defense.

Section 11.5.          Jurisdiction and Consent to Service.  In accordance with the laws of the State of New York, and without limiting the jurisdiction or venue of any other court, the Parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.  The foregoing shall not apply to actions for injunctive relief, as to which such jurisdiction shall be non-exclusive.

Section 11.6.          Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized air courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice.  Notice shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 11.6 (or in accordance with the latest unrevoked written direction from such Party), (ii) if by certified mail, four (4) business days after mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section 11.6 (or in accordance with the latest unrevoked written direction from such Party), provided the appropriate confirmation is received.

To PLC:

PLC Systems Inc.
10 Forge Park
Franklin, MA  02038
Attention:  Chief Executive Officer
Fax:  (508) 541-7990

with a copy (which shall not constitute notice) to:

Hale and Dorr LLP
60 State Street
Boston, MA  02109
Attention:  Steven D. Singer, Esq.
Fax:  (617) 526-5000

To Edwards:

Edwards Lifesciences LLC
One Edwards Way
Irvine, California 92614
Attention:  General Counsel
Fax:  (949) 250-6850

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California  90071-3144
Attention:  Joseph J. Giunta, Esq.
Fax:  (213) 687-5600

Section 11.7.          Interpretation  When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a specific Schedule, such reference shall be deemed to include, to the extent applicable, all the other Schedules.  The table of contents, table of definitions, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When the words “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date hereof.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 11.8.          Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

Section 11.9.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart.

Section 11.10.        Entire Agreement; No Third Party Beneficiaries.  This Agreement and the other Transaction Documents, including all schedules and exhibits hereto and thereto, by and among the Parties hereto,

(a)           constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Parties, whether oral or written, with respect to the subject matter hereof; and

(b)           shall be binding upon and shall inure to the benefit of each of the Parties hereto and thereto and their respective successors and permitted assigns and is not intended to confer any rights, remedies or benefits on any Persons other than as expressly set forth in this Section 11.10.

Section 11.11.        Amendments and Modifications; Waivers and Extensions.

(a)           No amendment, modification or termination of this Agreement shall be binding upon any other Party unless executed in writing by the Parties hereto intending to be bound thereby.

(b)           Any Party to this Agreement may waive any right, breach or default which such Party has the right to waive; provided that such waiver will not be effective against the waiving Party unless it is in writing, is signed by such Party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No failure or delay in exercising any right, power or privilege hereunder shall be deemed a waiver or extension of the time for performance of any other obligations or acts nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.12.        Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned or delegated by any of the Parties hereto without the prior written consent of PLC or Edwards, as the case may be, which may be withheld in its sole discretion except that Edwards may assign all its rights and obligations to any subsidiary of Edwards Lifesciences Corporation, provided, however, any Party may assign this Agreement and all rights, duties or obligations hereunder in connection with the sale of more than 51% of the outstanding capital stock of such Party in one or more related transactions, a merger or the transfer of all or substantially all the assets to which this Agreement relates.  Any attempted assignment or delegation of rights, duties or obligations hereunder in contravention hereof shall be void and of no effect.

Section 11.13.        Schedules.  Each of the schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

Section 11.14.        Expenses.  Except as otherwise provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representations, counsel and accountants.

Section 11.15.        No Consequential or Punitive Damage.  If any Party claims any breach of this Agreement by the other Party or otherwise becomes dissatisfied with any matter relating hereto or arising herefrom, it shall have no right to seek consequential or punitive damages and each Party hereby waives any right it may have to seek such punitive or consequential damages.

Section 11.16.        Force Majeure.  Notwithstanding anything to the contrary contained in this Agreement, no liability or loss of rights hereunder shall result to any Party from delay or failure in performance (other than payment) caused by governmental restrictions (excluding any regulatory actions taken by the FDA or similar bodies), war, acts of terrorism, commotions, riots, strikes, lockouts and acts of God such as fire, flood or other similar causes that are beyond the control of the parties (each a “Force Majeure Event”).  Except to the extent caused by the foregoing, Force Majeure Events shall not include shortage of labor, lack of or inability to obtain materials, fuel or supplies (unless caused solely by priorities, restrictions or allocations imposed by governmental authority), or any other industrial disturbance.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PLC SYSTEMS INC.

By:	/s/James G. Thomasch
Name:	James G. Thomasch
Title:	Senior Vice President and Chief Financial Officer

PLC MEDICAL SYSTEMS, INC.

By:	/s/James G. Thomasch
Name:	James G. Thomasch
Title:	Senior Vice President and Chief Financial Officer

EDWARDS LIFESCIENCES LLC

By:	/s/ John H. Kehl, Jr
Name:	John H. Kehl, Jr.
Title:	Corporate Vice President, Strategy and Business Development

Schedule 4.3(a)

Product Liability Insurance of

To be provided

1

Schedule 4.3(b)

Product Liability Certificate of Insurance of Edwards

To be provided

1

Schedule 7.2(a)(i)

A-Fib Disposable Margin Factor
(Examples to PLC Margin Factor Calculation With variances in ASP & COGS)

Assumptions	Encircle with ASP Variances			Encircle With COGS Variances
EW Average Selling Price	[**]	[**]	[**]	[**]	[**]	[**]

PLC’s Direct Disposable COGS
Direct Disposable Materials Costs	[**]	[**]	[**]	[**]	[**]	[**]
Direct Disposable Labor Costs	[**]	[**]	[**]	[**]	[**]	[**]

Disposable Product Margin	[**]	[**]	[**]	[**]	[**]	[**]

EW Margin Factor	[**]	[**]	[**]	[**]	[**]	[**]
PLC Margin Factor	[**]	[**]	[**]	[**]	[**]	[**]

PLC’s Disposable Margin Share	[**]	[**]	[**]	[**]	[**]	[**]

Disposable Transfer Price	[**]	[**]	[**]	[**]	[**]	[**]

Absolute numbers are for illustrative purposes only.
All terms are defined in the agreement.

1

Schedule 7.2(a)(ii)
A-Fib Margin Sharing Disposable — (Examples to Show Margin Sharing with Various ASP’s and Costs)

Assumptions	Encircle			COGS (-)	Probe			COGS (-)
EW Average Selling Price	[**]	[**]	[**]	[**]	[**]	[**]	[**]	$1,500
				[**]				[**]
PLC’s Direct Disposable COGS
Direct Disposable Materials Costs	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Direct Disposable Labor Costs	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Disposable Product Margin	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

EW Margin Factor	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PLC Margin Factor	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

PLC’s Disposable Margin Share	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Disposable Transfer Price	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

2

Schedule 7.2(e)

Materials Inventory

A-Fib Inventory as of 1/1/2004

Part Number	Description	Cost per Unit	Quantity	Total Inventory $

193769002	MIRROR, COATED	[**]	2,832.00	[**]

597311001	FIBER-MESH ASSEMBLY	[**]	525.00	[**]

597310001	ASSY, LIGHTSTIC	[**]	166.00	[**]

597369001	ASSY, LIGHTSTIC, EPI	[**]	137.00	[**]

193784001	TUBE CONNECTOR	[**]	1,124.00	[**]

193787001	SHEATH FORMING	[**]	1,382.00	[**]

193777001	FIBER ASSEMBLY 600UM	[**]	145.99	[**]

193863001	TUBE,EXTRUSION. DUAL W/FLAT	[**]	1,217.00	[**]

193770002	MIRROR, POLISHING	[**]	6,549.00	[**]

193768001	TUBE, DIFFUSER	[**]	4,163.00	[**]

692577001	PKG. ASSY, OPTIMAZE HANDPIECE	[**]	26.00	[**]

193876001	SHRINK TUBE, GOLD	[**]	1,078.63	[**]

193770001	MIRROR, POLISHING	[**]	1,923.00	[**]

193800001	TUBING, GRAY	[**]	17,684.85	[**]

193791001	TUBING, IRRIGANT	[**]	20,242.00	[**]

491136001	CARBON SPHERICAL POWDER	[**]	49.99	[**]

193776001	TRAY, OPTIMAZE	[**]	1,805.00	[**]

193875001	GOLD, WINGED LASER CUT	[**]	472.00	[**]

597314001	ASSY, SHEATH TUBE 5CM	[**]	264.00	[**]

193772001	GOLD, LASER CUT	[**]	439.00	[**]

193767001	GOLD FOIL LS 18	[**]	26.00	[**]

1

193786001	HANDLE CLS180	[**]	1,659.00	[**]

193946001	TUBE,EXTRUSION DUAL W/FLAT,EPI	[**]	430.00	[**]

597315001	ASSY, SUPPLY TUBE	[**]	491.00	[**]

193799001	CARTON, FOLDING WHITE SBS	[**]	1,141.00	[**]

193797001	POUCH, OUTER OPTIMAZE	[**]	1,593.00	[**]

193780001	LID, TYVEK BLANK OPTIMAZE	[**]	2,072.00	[**]

193795001	TUBING, 2 LUMEN PEBAX SHEATH	[**]	750.00	[**]

193803001	STRAIN RELIEF, HANDLE	[**]	1,308.00	[**]

193796001	TUBE, OUTER SHEATH	[**]	1,197.00	[**]

193778001	WIRE MESH BRAID, SL 180	[**]	5,515.97	[**]

193794001	BOND HEAT SHRINK TUBING, FEP	[**]	168.10	[**]

193785001	LINED SHRINK SLEEVE, .250” ADH	[**]	927.69	[**]

193781001	BLANK FLAG LABEL STOCK	[**]	4,886.00	[**]

491101001	ADH, MASTERBOND SIL MSIL151	[**]	2.85	[**]

491100001	ADH, UV CURE, DYMAX 1187-M	[**]	21.30	[**]

193944001	SHEATH FORMING, EPI	[**]	100.00	[**]

597405001	OUTPUT PORT SHIELD	[**]	54.00	[**]

193798001	SHPNG BOX,OPTIMAZE HNDPC 10 PK	[**]	241.00	[**]

193945001	TUBE, OUTER SHEATH, EPI	[**]	500.00	[**]

193947001	WIRE, MALLEABLE, EPI	[**]	7,372.00	[**]

299391001	CONNECTOR SMA 641 UM	[**]	56.00	[**]

193793001	CAPLUGS, FIBER PROTECTIVE CAP	[**]	7,552.00	[**]

491102001	ADHESIVE, LOCTITE 4081	[**]	8.97	[**]

193789001	WIRE, MALLEABLE	[**]	2,533.00	[**]

597316001	ASSY, PINCH TUBE.	[**]	504.00	[**]

2

597317001	WIRE, SUPPORT FORMED	[**]	931.00	[**]

193788001	SCREW, #4 X 1/4”	[**]	2,338.00	[**]

193766001	HEAT SHRINK TUB. DIFFUSER CSL	[**]	24.17	[**]

597313001	SILICONE, PIGMENTED	[**]	5.99	[**]

193779001	CAPLUGS, VINYL CAP	[**]	3,150.00	[**]

193802001	WASHER, STAINLESS STEEL	[**]	189.00	[**]

193940001	RIBBON,PRINTER THERMAL TRANSFE	[**]	2.00	[**]

491137001	EPO-TEC 353ND	[**]	0.99	[**]

193967002	DFU,EW SURG. ABLATION HNDP	[**]	128.00	[**]

193801001	CONNECTOR , Y	[**]	166.00	[**]

491103001	TITANIUM DIOXIDE (TIO2) POWER	[**]	5.99	[**]

299393001	BALL CHAIN	[**]	180.80	[**]

597312001	SILICONE MASTER	[**]	4.98	[**]

299395001	SS ROUND BEAD CHAIN	[**]	36.00	[**]
				[**]
Summary				[**]

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A-Fib Laser Transfer Price — Schedule 7.3(i) (Examples to Show Laser Transfer Price with Various Costs)

	Base	PLC Costs		EW Costs
Laser Assumptions	Case	Up 10%	Down 10%	Up 10%	Down 10%	Comments
Direct Laser COGS
Direct Laser Materials Costs (EW)	[**]	[**]	[**]	[**]	[**]	Fiber Optic Blocks & Laser Diodes
Direct Laser Materials Costs (PLC)	[**]	[**]	[**]	[**]	[**]	All Other Materials
Direct Labor Laser Costs (PLC)	[**]	[**]	[**]	[**]	[**]	Direct Laser Labor

Variances to Direct Laser Costs
Variances to EW Direct Laser Costs		[**]	[**]	[**]	[**]
Variances to PLC Direct Laser Costs		[**]	[**]	[**]	[**]

Sharing of Variances to Direct Laser Costs
EW Portion	[**]	[**]	[**]	[**]	[**]
PLC Portion	[**]	[**]	[**]	[**]	[**]

Laser Transfer Price	[**]	[**]	[**]	[**]	[**]

Absolute numbers are for illustrative purposes only.

All terms are defined in the agreement.

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